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Exhibit Number 99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES STRONG
FIRST QUARTER 2002 RESULTS WITH NET OPERATING REVENUE
UP 33.8% AND EBITDA UP 19.6%

BRENTWOOD, Tenn. (April 24, 2002)—Community Health Systems, Inc. (NYSE: CYH) today announced strong financial and operating results for the first quarter ended March 31, 2002.

        Net operating revenues for the first quarter ended March 31, 2002, totaled $533.5 million, a 33.8% increase compared with $398.6 million for the same period last year. EBITDA for the first quarter of 2002 was $92.4 million, compared with $77.2 million for the same period last year, representing a 19.6% increase. Net income was $27.2 million, or $0.27 per share (diluted) on 108.2 million average shares outstanding for the quarter ended March 31, 2002, compared with $10.8 million, or $0.12 per share (diluted), on 87.6 million average shares outstanding for the same period last year. Refer to page 3 for "Financial Highlights."

        The consolidated financial results for the first quarter ended March 31, 2002, reflect a 24.8% increase in total admissions and a 26.5% increase in adjusted admissions, compared with the first quarter of 2001. On a same store basis, admissions increased 3.1%, adjusted admissions increased 4.4%, and net revenues increased 9.5% compared with the same period last year.

        "We are very pleased to report another outstanding quarter with our strong financial and operating performance marking a solid beginning for 2002," commented Wayne T. Smith, Chairman of the Board, President and Chief Executive Officer of Community Health Systems, Inc. "Our impressive year-over-year consolidated results reflect accelerating revenue and admissions. In addition, a critical measure of our success in the first quarter was demonstrated by our excellent same-store growth metrics, reflecting a strong level of execution throughout our hospital network. Our track record of consistent quarterly growth and our ability to deliver the highest quality healthcare services continues to differentiate Community Health Systems in the non-urban hospital market."

        The 23.5% increase in the weighted average number of shares (diluted) outstanding for the first quarter ended March 31, 2002, compared to the same period last year, is due principally to the Company's concurrent stock and convertible debt offerings in October 2001 and the effects of the assumed conversion of the convertible notes for this quarter. The impact of the assumed conversion of the convertible notes was not significant enough to cause our reported fully diluted net income per share to decrease.

        The Company completed two acquisitions of non-profit hospitals during the first quarter of 2002, increasing the number of hospitals owned or leased to 59, and adding 541 licensed beds. The acquisitions completed during the first quarter of 2002 were Gateway Regional Medical Center (386 beds) in Granite City, Illinois, acquired on January 1, 2002; and Helena Regional Medical Center (155 beds) in Helena, Arkansas, acquired on March 1, 2002. Each of these hospitals is the sole provider of general hospital services in its community.

        "We have continued to demonstrate strong leadership as an active acquirer of non-urban hospitals," added Smith. "Including these first quarter acquisitions, Community Health Systems has completed seven acquisitions over the last twelve months. We remain confident about our future growth opportunities as we continue to selectively acquire new facilities and demonstrate our ability to improve the level of healthcare in non-urban communities."

        Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

        Community Health Systems, Inc. will hold a conference call to discuss this press release on Thursday, April 25, 2002 at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's web site at www.chs.net, or www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through May 25, 2002.

        Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1 (Registration Statement No. 333-69064) and Form 10-K for the year ended December 31, 2001. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

Community Health Systems, Inc.
Financial Highlights
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2002		2001
Net operating revenues	$533,519		$398,645
EBITDA (a)	$92,400		$77,248
Net income	$27,176	(b)	$10,848	(b)
Net income per share—basic	$0.28	(b)	$0.13	(b)
Weighted average number of shares outstanding—basic	98,112		85,528
Net income per share—diluted	$0.27	(b)	$0.12	(b)
Weighted average number of shares outstanding—diluted	108,172	(c)	87,576

(a)
Excludes minority interest in earnings.
(b)
Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and other intangible assets", related to the non-amortization of goodwill. The adoption of SFAS No. 142 caused a favorable increase of $0.06 per share for the quarter ended March 31, 2002. On a pro forma basis, the adoption of SFAS No. 142 would have resulted in net income for the quarter ended March 31, 2001 of $17.0 million or $0.19 per share (diluted), representing a $0.07 increase based on the smaller number of shares outstanding in that period. When compared to the 2001 pro forma results, our 2002 net income and net income per share (diluted) results increased 59.8% and 42.1%, respectively.
(c)
Adjusted to include employee stock options and assumed conversion of convertible notes for this first quarter. Since the net income per share impact of the conversion of the convertible notes is less than the basic net income per share for the current period, the convertible notes are dilutive and accordingly, must be included in the fully diluted calculation even though there is no actual change in the reported net income per share. Refer to page 4 for detail calculation of net income per share.

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2002	2001
Net operating revenues	$533,519	$398,645

Operating expenses:
Salaries and benefits	217,164	153,734
Provision for bad debts	49,897	36,973
Supplies	64,000	46,759
Other operating expenses	110,058	83,931
Depreciation and amortization	28,484	21,461
Amortization of goodwill	—	7,046
Minority interests in earnings	761	—

Total expenses	470,364	349,904

Income from operations	63,155	48,741
Interest expense, net	16,729	27,553

Income before income taxes	46,426	21,188
Provision for income taxes	19,250	10,340

Net income	$27,176	$10,848

Net income per share—basic	$0.28	$0.13

Net income per share—diluted	$0.27	$0.12

Weighted average number of shares outstanding:
Basic	98,112	85,528

Diluted	108,172	87,576

Net income per share calculation:
Net income	$27,176	$10,848
Add—Convertible notes interest, net of taxes	2,189	—

Adjusted net income	$29,365	$10,848

Weighted average number of shares outstanding—basic	98,112	85,528
Add effect of dilutive securities:
Employee stock options	1,478	2,048
Convertible notes	8,582	—

Weighted average number of shares outstanding—diluted	108,172	87,576

Net income per share—diluted	$0.27	$0.12

COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended March 31,
	Consolidated			Same Hospitals
	2002	2001	% Change	2002	2001	% Change
Number of hospitals	59	52		52	52
Licensed beds	5,917	4,688		4,610	4,688
Beds in service	4,510	3,595		3,620	3,595
Admissions	53,515	42,882	24.8%	44,232	42,882	3.1%
Adjusted admissions	96,281	76,137	26.5%	79,505	76,137	4.4%
Patient days	210,612	165,743	27.1%	169,150	165,743	2.1%
Average length of stay (days)	3.9	3.9		3.8	3.9
Occupancy rate (beds in service)	52.8%	51.3%		52.1%	51.3%
Net operating revenues	$533,519	$398,645	33.8%	$436,407	$398,624	9.5%
Net inpatient revenue as a % of
Total net operating revenue	52.8%	52.5%		52.8%	52.5%
Net outpatient revenue as a % of
Total net operating revenue	45.9%	46.4%		46.2%	46.4%
EBITDA as a % of net
operating revenue	17.3%	19.4%		19.8%	19.3%

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)

	March 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$23,698	$8,386
Patient accounts receivable, net	408,837	370,052
Other current assets	122,740	116,121

Total current assets	555,275	494,559

Property and equipment	1,142,021	1,066,959
Less accumulated depreciation and amortization	(220,886)	(200,425)

Property and equipment, net	921,135	866,534

Goodwill, net	1,013,377	1,000,918

Other assets, net	104,274	98,653

Total assets	$2,594,061	$2,460,664

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$88,090	$58,691
Accounts payable and accrued liabilities	287,977	240,881

Total current liabilities	376,067	299,572

Long-term debt	1,008,867	980,083

Other long-term liabilities	65,398	65,344

Stockholders' equity	1,143,729	1,115,665

Total liabilities and stockholders' equity	$2,594,061	$2,460,664

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COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES STRONG FIRST QUARTER 2002 RESULTS WITH NET OPERATING REVENUE UP 33.8% AND EBITDA UP 19.6%
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Operations (Unaudited) (in thousands, except per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Selected Operating Data (Unaudited) ($ in thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Balance Sheets (Unaudited) ($ in thousands)